EXHIBIT 12



              KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



(In millions of dollars)    1994   1993    1992   1991    1990

Income (loss) from
 continuing operations      $ 90   $ 77    $(26)  $102    $113

Add -
 Provision (benefit) for
   income taxes               42     41     (38)    64      43
 Interest expense             59     47      66     78      86
 Rental expense representa-
   tive of interest factor     5      5       6      6       6

     Earnings               $196   $170    $  8   $250    $248

Fixed Charges -
 Interest expense           $ 59   $ 47    $ 66   $ 78    $ 86
 Rental expense representa-
   tive of interest factor     5      5       6      6       6
 Interest capitalized         10     20      15     16      19

     Total fixed charges    $ 74   $ 72    $ 87   $100    $111

Ratio of earnings to fixed
 charges                     2.6    2.4       -(1) 2.5     2.2



(1)Earnings in 1992 were inadequate to cover fixed charges by $79 million.